Exhibit 23.1

CONSENT OF POLLARD-KELLEY AUDITING SERVICES, INC.

[Logo Pollard-Kelly Auditing Services, Inc.]

Securities and Exchange Commission

Washington, DC 20549

Gentlemen:

We were previously principal accountants for American Eagle Manufacturing Co. and its subsidiaries (collectively, the “Company”) and on October 8, 2004 we reported on the consolidated financial statements of the Company as of June 30, 2004 and June 30, 2003 as set forth in the Company’s Annual Report on Form 10-KSB filed with the Commission on October 13, 2004. We have read the Company’s statements included under Item 9 of Bad Toys Holdings, Inc.’s Form 8-K for October 22, 2004 and we agree with such statements.

/s/ Pollard-Kelly Auditing Services, Inc.

Fairlawn, Ohio

October 22, 2004